For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Second Quarter 2021 Results

and COVID-19 Business Update

Real Estate Assets Monetized

Bank Debt Reduced

Stockholder Equity Increased

Earnings Call Webcast to Discuss Financial Results and COVID-19 Updates

Scheduled to Post to Corporate Website on Wednesday,  August 11, 2021

Culver City, California - (BUSINESS WIRE) August 9, 2021: Reading International, Inc. (NASDAQ: RDI) (the “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the second quarter ended June 30, 2021.

President and Chief Executive Officer, Ellen Cotter said, “With 48 out of 62 global cinemas open as of June 30, 2021, we  were pleased to see encouraging signs of recovery in most of our operating divisions. The increased rollout of COVID-19 vaccines in the U.S., coupled with the release of strong Hollywood blockbusters like A Quiet Place Part II and F9: The Fast Saga, resulted in our worldwide revenues growing approximately 70% over the prior quarter, despite temporary COVID-19 related lockdowns in various Australian states through the second quarter of 2021. The performance of movies, in conjunction with the reopening of the economy, has demonstrated the pent-up demand for moviegoing and reinforced our optimism about the exhibition industry. Notwithstanding the continued industry improvement, our second quarter operating results continued to be significantly impacted by the COVID-19 pandemic due to local government mandated occupancy restrictions and/or forced closures, reduced showtime schedules and a lower number of movie releases compared to pre-pandemic periods.”

Cotter continued, “During the second quarter our ‘two business/three country’ diversified business strategy continued to support our Company, as we successfully monetized our Auburn/Redyard center in a suburb of Sydney in Australia and our Royal George Theater in Chicago.  We continue to believe it was in the best interests of our Company and our stockholders to monetize certain assets at premium prices (as opposed to fire sale pricing), as opposed to diluting equity by issuing stock (or equity convertible debt) in the middle of an unprecedented pandemic or mortgaging our future with high-cost debt. Taking into account these and the first quarter asset sales, over the last six months, we generated $138 million from real estate sales to reinforce the Company’s foundation to support potentially uncertain operating environments.”

Key Consolidated Financial Results for the Second Quarter of 2021

•	Due to our strategic property asset sales in Q2 2021, our basic earnings per share in Q2 2021 was $1.04, compared to a basic loss per share of $1.04 for the same period in 2020.

•

Due to our strategic property asset sales in Q2 2021, net income attributable to RDI common stockholders was $22.7 million, compared to a net loss attributable to RDI common stockholders of $22.7 million for the same period in 2020, and our Adjusted EBITDA was $37.1 million, compared to a negative adjusted EBITDA of $16.9 million for the same period in 2020.

•

On the real estate side, we achieved a gain on sale of  $43.7 million from the sales of our Auburn/Redyard center (NSW, Australia) and our Royal George Theatre (Chicago, Illinois) properties, which drove quarterly record basic earnings per share, net income attributable to RDI common stockholders, and Adjusted EBITDA results.

•

As Hollywood blockbusters returned to global cinemas, worldwide revenues from continuing operations (not including proceeds from real estate sales) were $36.0 million,  a significant turnaround from $3.4 million for the same period in 2020.

•

Demonstrating the progressive return to operational strength in our cinema business, Q2 2021 worldwide revenues represented an approximately 70% increase from the $21.3 million of worldwide revenues reported in the first quarter of 2021.

•

The Company reported an operating loss (reported under GAAP, before the impact of the asset sales) of $12.5 million, a reduction of 44% from an operating loss of $22.2 million for the same period in 2020.

•	The average Australian dollar and New Zealand dollar strengthened against the U.S. dollar by 17.1% and 15.7%, respectively, compared to the same period in the prior year.

Key Consolidated Financial Results for the First Six Months of 2021

•

Due to our strategic property asset sales during the first half of 2021, our basic earnings per share for this six month period was $1.91, compared to a  basic loss per share of $1.31 for the same period in 2020.

•

Due to the strategic sale of four properties at premium prices during the first six months of 2021, net income attributable to RDI common stockholders was $41.7 million, compared to a net loss of $28.6 million for the same period in 2020, and our Adjusted EBITDA was $73.8 million, compared to a negative adjusted EBITDA of $18.6 million for the same period in 2020.

•	Worldwide revenues from continuing operations (not including proceeds from real estate sales) increased to $57.3 million, compared to $52.7 million for the same period in 2020.

•	Operating loss (reported under GAAP, before the impact of the asset sales) reduced to $26.5 million, compared to an operating loss of $29.2 million for the same period in 2020.

•	The average Australian dollar and New Zealand dollar strengthened against the U.S. dollar by 17.3% and 14.5% respectively, compared to the same period in the prior year.

Key Cinema Business Highlights

Cinema segment revenues for Q2 2021 increased by $31.5 million, to $32.7 million compared to Q2 2020. Cinema segment operating loss for Q2 2021 decreased by $9.9 million, to a loss of $7.3 million compared to the same period in 2020. These results were due to the lifting of governmental restrictions and increased releases of tentpole movies from the Hollywood studios, compared to the prior year’s quarter.

As of June 30, 2021, the Company had reopened 48 of its 62 global cinema operations. Below is a breakdown by market:

•	In the U.S., 20 of our 24 cinemas reopened with occupancy restrictions in place.

•

In Australia, on June 30, 2021, 17 of our 26 cinemas were open and trading. The other nine Reading Cinemas were closed as certain Australian states mandated temporary community lockdowns to address Delta variant outbreaks.

•	In New Zealand, all of our cinemas reopened with the exception of Reading Cinemas at Courtenay Central.

•	Two cinemas have been closed since before the onset of the pandemic—one in Honolulu at the Kahala Mall for a major renovation and the other in Courtenay Central, Wellington to address seismic issues.

At June 30, 2021, all our cinema leases remained in place, and we had not lost any cinema assets because of the COVID-19 pandemic.

Working together with our landlords and lender in Australia, during the COVID-19 pandemic, the Company completed the construction and launch of two new Reading Cinemas in Australia, each featuring all-recliner seating and an expanded food and beverage menu:  (i) a six-screen cinema featuring a TITAN LUXE screen opened on December 22, 2020, in Jindalee, Queensland, and (ii) a six-screen cinema featuring two TITAN LUXE screens opened on June 16, 2021, at the expanded Millers Junction Village in Victoria.

Key Real Estate Business Highlights

Real estate segment revenues for Q2 2021 increased by $1.1 million, to $3.4 million, compared to Q2 2020. This increase is attributable to (i) an increase in property rental income in Australia as a result of granting less abatements to third-party tenants in Q2 2021 and (ii) rental income received from our Culver City office tenant which commenced in May 2020. Real estate segment operating loss for Q2 2021, increased by $0.2 million, to a loss of $1.1 million, compared to the same period in 2020. This increase is attributable to the commencement of depreciation of our 44 Union Square property.

In regard to our Live Theatres in the U.S., we reopened the Orpheum Theatre to the public on July 20, 2021.  When STOMP resumed public performances on this date, it was among the first off-Broadway productions to resume performances since the pandemic. We anticipate that Audible, an Amazon company, will reopen our Minetta Lane Theatre in New York City to public performances in the fall of 2021.  Finally, we sold our Royal George property in Chicago property on June 30, 2021.

Construction at 44 Union Square (44unionsquare.com), the former Tammany Hall building, in New York City is substantially complete, and a temporary certificate of occupancy has been issued. In July 2021, 44 Union Square/Tammany Hall was a jury and popular choice winner in the Architecture and Collaboration concept category of the Architizer A+ Awards, the world’s largest awards program for architecture and building products. On May 7, 2021, we refinanced this property with a three-year $55.0 million loan from Emerald Creek Capital. We have been in discussions with national retail tenants about leasing space at 44 Union Square.  However, no assurance can be given that we will be able to lease the space on acceptable terms in the near term.

Key Balance Sheet, Cash, and Liquidity Highlights

As of June 30, 2021, our cash and cash equivalents were $111.8 million, which included approximately $15.5 million in the U.S., $65.0 million in Australia, and $31.3 million in New Zealand. As of June 30, 2021, we had total debt of $252.7 million against total book value assets of $732.4 million, compared to $285.0 million and $690.2 million, respectively, at December 31, 2020.  We continue to meet our various loan covenants.

After a review of our various real estate assets, we identified four assets to be reclassified as assets held for sale, selecting those assets that had not suffered any loss of value due to the pandemic and had each reached a point where achieving additional value would have required additional capital investment and a lengthy additional hold period.

•

On March 4, 2021, we sold our non-income producing land in Manukau/Wiri, New Zealand for $56.1 million (NZ$77.2 million), booking a gain of $41.0 million (NZ$56.3 million) over our net book value of $13.6 million (NZ$18.7 million).

•

On March 5, 2021, we sold our non-income producing land in Coachella, California for $11.0 million, which represented a gain on sale after transaction costs of $6.3 million over our $4.4 million net book value.  As a 50% member of Shadow View Land and Farming LLC, the entity that owned the property, our Company received 50% of the sale, being $5.3 million.

•

On June 9, 2021, we sold our Auburn/Redyard center in New South Wales, Australia (which included approximately 114,000 square feet of undeveloped land) for $69.6 million (AU$90.0 million), booking a gain of $38.7 million (AU$50.1 million) over our $30.2 million (AU$39.1 million) net book value.

•	On June 30, 2021, we sold our Royal George live theatre in Chicago, Illinois for $7.1 million, booking a gain of $5.0 million over our $1.8 million net book value.

As a result of the monetization of these real estate assets totaling $138 million of gross sales, we have reduced our outstanding bank indebtedness by $34.6 million.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on August 11, 2021, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 p.m. Eastern Standard Time on August 10, 2021. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema.  Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names.  Its signature property developments are maintained in special purpose entities and operated under the names  Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: "may," "will," "expect," "believe," "intend," "future," and "anticipate" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results; our expectations regarding the timing of the reopening of our cinemas and theatres, including Audible’s reopening of the Minetta Lane Theatre; our expectations regarding the future of the cinema exhibition industry; our belief regarding our diversified business/country diversification strategy; our expectations regarding the relationship with our landlords and lenders; our expectations regarding the leasing and performance of our various real estate assets, including 44 Union Square; our expectations regarding credit facility covenant compliance in the future; and our expectations of our liquidity.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the adverse impact of the COVID-19 pandemic and any variant thereof on short-term and/or long-term entertainment, leisure and discretionary spending habits and practices of our patrons and on our results from operations, liquidity, cash flows, financial condition, and access to credit markets, and those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2020, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Any forward-looking statement made by us in this Earnings Release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue
Cinema	$32,715	$1,217	$50,829	$47,527
Real estate	3,318	2,205	6,510	5,123
Total revenue	36,033	3,422	57,339	52,650
Costs and expenses
Cinema	(31,366)	(13,660)	(53,248)	(55,952)
Real estate	(2,564)	(1,589)	(5,219)	(4,349)
Depreciation and amortization	(5,801)	(5,266)	(11,451)	(10,537)
General and administrative	(8,834)	(5,102)	(13,931)	(11,047)
Total costs and expenses	(48,565)	(25,617)	(83,849)	(81,885)
Operating income (loss)	(12,532)	(22,195)	(26,510)	(29,235)
Interest expense, net	(3,005)	(2,004)	(7,368)	(3,797)
Gain (loss) on sale of assets	43,241	—	89,786	—
Other income (expense)	154	19	1,795	(196)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	27,858	(24,180)	57,703	(33,228)
Equity earnings of unconsolidated joint ventures	283	(274)	233	(195)
Income (loss) before income taxes	28,141	(24,454)	57,936	(33,423)
Income tax benefit (expense)	(5,547)	1,567	(13,275)	4,580
Net income (loss)	$22,594	$(22,887)	$44,661	$(28,843)
Less: net income (loss) attributable to noncontrolling interests	(108)	(185)	2,994	(266)
Net income (loss) attributable to Reading International, Inc. common shareholders	$22,702	$(22,702)	$41,667	$(28,577)
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$1.04	$(1.04)	$1.91	$(1.31)
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$1.01	$(1.04)	$1.86	$(1.31)
Weighted average number of shares outstanding–basic	21,808,556	21,742,667	21,784,700	21,749,356
Weighted average number of shares outstanding–diluted	22,480,168	21,742,667	22,456,919	21,749,356

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2021	2020
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$111,752	$26,826
Receivables	2,795	2,438
Inventory	1,097	1,059
Prepaid and other current assets	15,814	8,414
Land and property held for sale	—	17,730
Total current assets	131,458	56,467
Operating property, net	316,745	353,125
Operating lease right-of-use assets	228,156	220,503
Investment and development property, net	9,713	11,570
Investment in unconsolidated joint ventures	5,112	5,025
Goodwill	27,266	28,116
Intangible assets, net	3,738	3,971
Deferred tax asset, net	3,343	3,362
Other assets	6,895	8,030
Total assets	$732,426	$690,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$56,758	$38,877
Film rent payable	2,920	2,473
Debt - current portion	2,604	41,459
Subordinated debt - current portion	693	840
Derivative financial instruments - current portion	219	218
Taxes payable - current	20,385	82
Deferred revenue	9,128	10,133
Operating lease liabilities - current portion	23,753	22,699
Other current liabilities	3,658	3,826
Total current liabilities	120,118	120,607
Debt - long-term portion	219,366	213,779
Derivative financial instruments - non-current portion	96	212
Subordinated debt, net	26,617	26,505
Noncurrent tax liabilities	7,443	13,070
Operating lease liabilities - non-current portion	220,426	212,806
Other liabilities	21,161	22,017
Total liabilities	$615,227	$608,996
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,060,557 issued and 20,128,815 outstanding at June 30, 2021 and 33,004,717 issued and 20,068,607 outstanding at December 31, 2020	232	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2021 and December 31, 2020	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	150,780	149,979
Retained earnings/(deficits)	(2,886)	(44,553)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	8,365	12,502
Total Reading International, Inc. stockholders’ equity	116,101	77,769
Noncontrolling interests	1,098	3,404
Total stockholders’ equity	117,199	81,173
Total liabilities and stockholders’ equity	$732,426	$690,169

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2021	2020	(Unfavorable)	2021	2020	(Unfavorable)
Segment revenue
Cinema
United States	$13,105	$469	>100%	$16,894	$23,775	(29)%
Australia	16,147	500	>100%	28,263	20,087	41%
New Zealand	3,463	248	>100%	5,672	3,665	55%
Total	$32,715	$1,217	>100%	$50,829	$47,527	7%
Real estate
United States	$454	$306	48%	$673	$932	(28)%
Australia	2,735	1,911	43%	5,609	5,489	2%
New Zealand	259	86	>100%	489	484	1%
Total	$3,448	$2,303	50%	$6,771	$6,905	(2)%
Inter-segment elimination	(130)	(98)	(33)%	(261)	(1,782)	85%
Total segment revenue	$36,033	$3,422	>100%	$57,339	$52,650	9%
Segment operating income (loss)
Cinema
United States	$(9,347)	$(12,097)	23%	$(18,308)	$(16,582)	(10)%
Australia	1,434	(4,337)	>100%	2,248	(2,409)	>100%
New Zealand	568	(820)	>100%	439	(917)	>100%
Total	$(7,345)	$(17,254)	57%	$(15,621)	$(19,908)	22%
Real estate
United States	$(1,275)	$(585)	(>100)%	$(2,821)	$(1,475)	(91)%
Australia	660	195	>100%	1,320	1,507	(12)%
New Zealand	(439)	(417)	(5)%	(922)	(652)	(41)%
Total	$(1,054)	$(807)	(31)%	$(2,423)	$(620)	(>100)%
Total segment operating income (loss) (1)	$(8,399)	$(18,061)	53%	$(18,044)	$(20,528)	12%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2021	2020	2021	2020
Net Income (loss) attributable to Reading International, Inc. common shareholders	$22,702	$(22,702)	$41,667	$(28,577)
Add: Interest expense, net	3,005	2,004	7,368	3,797
Add: Income tax expense (benefit)	5,547	(1,567)	13,275	(4,580)
Add: Depreciation and amortization	5,801	5,266	11,451	10,537
EBITDA	$37,055	$(16,999)	$73,761	$(18,823)
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	4	78	30	183
Adjusted EBITDA	$37,059	$(16,921)	$73,791	$(18,640)

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2021	2020	2021	2020
Segment operating income (loss)	$(8,399)	$(18,061)	$(18,044)	$(20,528)
Unallocated corporate expense
Depreciation and amortization expense	(387)	(227)	(618)	(419)
General and administrative expense	(3,746)	(3,907)	(7,848)	(8,288)
Interest expense, net	(3,005)	(2,004)	(7,368)	(3,797)
Equity earnings of unconsolidated joint ventures	283	(274)	233	(195)
Gain (loss) on sale of assets	43,241	—	89,786	—
Other income (expense)	154	19	1,795	(196)
Income (loss) before income tax expense	$28,141	$(24,454)	$57,936	$(33,423)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.